Exhibit 99.2

STR HOLDINGS, INC. REPORTS APPOINTMENT OF CORPORATE OFFICERS

Enfield, Conn. — July 27, 2015 — STR Holdings, Inc. (NYSE: STRI) today announced the appointment of the following executives to serve in new roles within the Company’s senior management team, effective August 1, 2015:

•                  Qu Chao, currently a Director of STR’s Board, has been appointed Vice President of Strategic Investment for STR Holdings, Inc.  In this newly created position, Mr. Qu, a specialist in downstream solar development and finance, will support STR’s efforts to diversify within the renewable energy space.

Mr. Qu has served as General Manager of Zhenfa Chongqing Overseas Investment Co., Ltd., Vice President of Zhenfa New Energy Group Co., Ltd. (“Zhenfa”) and Vice President of Zhenfa and its affiliated entities (together, the “Zhenfa Group”) since January 2014, where he manages the companies and focused on finance management, investment and overseas business. Since 2012, Mr. Qu has served in a number of capacities within the Zhenfa Group, including as Chairman Assistant and Director of Investment & Finance Department of Zhenfa, and Director, Executive Vice GM, and Chief Financial Officer of Zhenfa Energy Group Co, Ltd. As the founder of Zhenfa Energy Group Co., Ltd., Mr. Qu developed the solar farm electricity investment business for Zhenfa and also led the transaction between Zhenfa Chongqing Overseas Investment Co., Ltd. and STR Holdings, Inc.

•                  Kong Weijie has been appointed Vice President, Business Development and General Manager, China. In his role as General Manager, Mr. Kong will lead STR China’s encapsulant operations. Serving in his capacity as Vice President of Business Development, Mr. Kong will focus on the development of new lines of business for STR Holdings, Inc., primarily seeking to harness synergies with the Zhenfa Group as a platform for expansion.

Mr. Kong was appointed as the assistant of Zhenfa Group in March 2015 and also serves as the director of Zhenfa Group’s Procurement Department, where he is responsible for the procurement function of the Zhenfa Group.  Mr. Kong also currently serves as STR’s Director of Sales in China pursuant to the Sales Service Agreement between the Company and Zhenfa, parent of the Company’s majority stockholder.

Messrs. Qu and Kong will continue to remain employed by the Zhenfa organization, though each will reduce their time commitments within Zhenfa in order to fulfill their responsibilities to STR.

STR’s Chairman, President and Chief Executive Officer, Robert S. Yorgensen commented, “We are particularly excited to welcome Messrs. Qu and Kong to our senior leadership team.  We expect Mr. Qu’s experience in the solar downstream, M&A and finance to accelerate our efforts to diversify the Company within the renewables field, while Mr. Kong’s knowledge of the Chinese solar market should be particularly helpful in supporting our encapsulant business in the region.  Mr. Kong’s broad background should also prove beneficial in developing new opportunities based on synergies with Zhenfa.”

Mr. Yorgensen added “We are grateful to Zhenfa Chairman Zha Zhengfa for making these key executives available for STR in these strategic appointments.”

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business including, without limitation, statements relating to the Company’s ability to diversify within the renewable energy space or to develop new lines of business, or to the Company’s ongoing efforts to support its encapsulant business. These forward-looking statements are not guarantees of future performance or financial or operating results. Forward-looking statements include, but are not limited to, the statements regarding the following: (1) incurring substantial losses for the foreseeable future and the Company’s inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk on our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19)

potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the ability to realize synergies from the transaction with Zhenfa Energy Group Co., Ltd., and (25) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this press release whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com